EXHIBIT 24

POWER OF ATTORNEY

The undersigned directors and officers of Tianci International, Inc., a Nevada corporation (the “Company”), hereby constitute and appoint Chuah Su Chen, with full power to act without the other, as the undersigned’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in the undersigned’s capacity as an officer and/or director of the Company, to execute in the name and on behalf of the undersigned an annual report of the Company on Form 10-K for the fiscal year ended July 31, 2019 (the “Report”), under the Securities Exchange Act of 1934, as amended, and to file such Report, with exhibits thereto and other documents in connection therewith and any and all amendments thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done and to take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required of, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

IN WITNESS WHEREOF, we have hereunto set our hands this 5th day of October, 2020.

/s/ Chuah Su Chen
Chuah Su Chen
Director, Chief Financial Officer and Secretary

/s/Chuah Su Mei	/s/ Jerry Ooi
Chuah Su Mei	Jerry Ooi
Director, Chief Executive Officer and President	Director